Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of American Capital Agency Corp. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2009, with respect to the consolidated financial statements of American Capital Agency Corp. included in its Annual Report (Form 10-K) for the period from May 20, 2008 (commencement of operations) through December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 16, 2009